PROSPECTUS SUPPLEMENT NO. 5
(TO PROSPECTUS DATED OCTOBER 29, 1996, AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1 DATED
DECEMBER 20, 1996, PROSPECTUS SUPPLEMENT NO. 2 DATED JANUARY 17, 1997, PROSPECTUS SUPPLEMENT NO. 3 DATED FEBRUARY 21, 1997, AND PROSPECTUS SUPPLEMENT NO. 4 DATED MAY 7, 1997)

                                  $568,575,000
                              APPLE COMPUTER, INC.
                     6% CONVERTIBLE SUBORDINATED NOTES DUE
                                  JUNE 1, 2001

    This Prospectus Supplement supplements information contained in that certain Prospectus dated October 29, 1996, as amended or supplemented (the "Prospectus") relating to the potential sale from time to time of up to $568,575,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

    The following table supplements the information set forth in the Prospectus under the caption "Selling Holders" with respect to the Selling Holders and the respective principal amounts of Registrable Notes and Common Stock issuable upon conversion thereof beneficially owned by such Selling Holder that may be offered pursuant to the Prospectus:

Credit Lyonnais Paris................................................  2,000,000    107,531     68,481
Donaldson, Lufkin & Jenrette Securities Corp. .......................  2,000,000     68,481     68,481
Lewco Securities Corp. ..............................................  1,060,000    474,252     36,295
Pekin Life Insurance Company.........................................    500,000     17,120     17,120
Nesbitt Burns Inc. ..................................................    120,000    161,977      4,108

    The line items "C. S. First Boston Corporation . . . 39,165,000, 1,341,037, 1,366,637", "Merrill Lynch, Pierce, Fenner & Smith,
Incorporated . . . 4,000,000, 172,262, 136,962", "JMG Convertible Investments
L.P. . . . 2,000,000, 68,481, 68,481", "Deutsche Morgan Grenfell
Inc. . . . 1,570,000, 85,369, 53,757", "Robertson, Stephens & Company
LLC . . . 1,850,000, 64,543, 64,543", "Reliant Trading . . . 21,165,000,
724,704, 724,704", "Sheperd Trading Limited . . . 21,165,000, 724,704, 724,704",
and "Husic Capital Management (8) . . . 1,000,000, 34,240, 34,240" contained in the table set forth in the Prospectus under the caption "Selling Holders" shall be deleted in their entirety and replaced with the following:

C.S. First Boston Corporation......................................  14,500,000   496,490    496,490
Merrill Lynch, Pierce, Fenner & Smith Incorporated.................  6,768,000    231,741    231,741
JMG Convertible Investments L.P....................................  3,000,000    102,722    102,722
Deutsche Morgan Grenfell, Inc.*....................................  2,000,000     73,071     68,481
Robertson, Stephens & Company LLC..................................  1,000,000     34,240     34,240
Reliant Trading....................................................    500,000     17,120     17,120
Sheperd Trading Limited............................................    500,000     17,120     17,120

------------------------

    * Deutsche Morgan Grenfell, Inc. has in the past, and from time to time, performs investment banking services for the Company for which it receives customary fees.

    Footnote (8) to the table set forth in the Prospectus under the caption "Selling Holders" shall be deleted in its entirety.

    Unless otherwise noted, all information provided in this Prospectus Supplement is as of August 22, 1997.

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 15, 1997.